Exhibit 10(cc)
June 7, 2024
Chris McCarthy
[address on file]

Dear Chris:
Reference is made to that certain employment agreement between you and the Company dated as of January 1, 2023 (your “Employment Agreement”). All defined terms used but not defined herein shall have the meanings set forth in your Employment Agreement, as applicable.
This letter, when fully executed below, amends your Employment Agreement as follows:
1.Paragraph 2 of the Employment Agreement shall be amended to reflect that, beginning May 1, 2024, you are a member of the Company’s Office of the CEO in addition to your duties as President and Chief Executive Officer, Showtime/MTV Entertainment Studios and Paramount Media Networks.
2.Paragraph 3(b) shall be amended to provide that, for the period of time during which you serve as a member of the Company’s Office of the CEO, your STIP target shall increase to 225% of your Salary. The increased target is in effect beginning May 1, 2024 through the date on which you are relieved of your duties with the Office of the CEO.
Except as herein amended, all other terms and conditions of your Employment Agreement shall remain the same and your Employment Agreement as herein amended shall remain in full force and effect.
If the foregoing correctly sets forth our understanding, please sign and return this letter. This document shall constitute a binding agreement between us only after it also has been executed by the Company and a fully executed copy has been returned to you.

Very truly yours,

PARAMOUNT GLOBAL

By:	/s/ Nancy Phillips
	Name:	Nancy Phillips
	Title:	Executive Vice President,
Chief People Officer

ACCEPTED AND AGREED:

/s/ Chris McCarthy
Chris McCarthy

Dated: Jun 7, 2024